Exhibit 99.1

NEOGENOMICS, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Reports Record Revenue of $25.0 Million, Adjusted EBITDA of $2.8 MM and Net Income of $0.02 per Share for the Fourth Quarter 2014

Company’s Commitment to Fast-paced Innovation Continues to Drive Growth.

Ft. Myers, Florida – February 24, 2015 - NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer-focused genetic testing services today reported its results for the fourth quarter and full year of 2014.

Fourth Quarter 2014 Highlights:

•	Consolidated Revenue growth of 36%

•	Base(1) Revenue growth of 23%

•	Base Test volume growth of 23%

•	Adjusted EBITDA(2) of $2.8 million

•	Net Income of $0.02 per share

Revenue for the fourth quarter was $25.0 million, a 36% increase over fourth quarter 2013 revenue. The PathLogic acquisition, completed on July 8, 2014, accounted for $2.5 million or 13% of this revenue growth. Organic growth in the base business, excluding PathLogic, was 23%, and average revenue per test was unchanged compared with last year’s fourth quarter.

Consolidated operating expenses increased by 27.6% from last year’s fourth quarter, primarily as a result of expanding our sales force, increasing billing and information technology costs, and the inclusion of PathLogic’s operating expenses. Increases in these operating expenses were partially offset by a decrease in bad debt expense.

Net income for the quarter was $1.05 million, or $0.02 per share, up from net income of $857,000, or $0.02 per share, in last year’s fourth quarter. Adjusted EBITDA(2) was $2.8 million for the fourth quarter of 2014, versus $2.7 million in the prior year.

For fiscal year 2014, consolidated revenue was $87.1 million, a 31% increase from 2013. Revenue from the base business increased by $15.7 million, or 24%, from 2013, and PathLogic revenue accounted for $4.9 million of the consolidated revenue. Organic test volume growth in the base business was 29%, and average revenue per test declined by 4.2%. Average cost of goods sold per test in the base business declined by 4.7%, which resulted in gross profit margin in the base business increasing to 48% from 47.8% in the prior year. Consolidated gross profit margin, including PathLogic, was 46.8%.

Consolidated operating expenses for fiscal year 2014 increased by 34.8% from 2013. Operating expenses from the base business increased by $7.8 million, or 27%, from 2013, and PathLogic operating expenses accounted for $2.1 million of this increase. Net income (loss) attributable to the base business and PathLogic in 2014, were $1.9 million and ($773,000), respectively. Consolidated net income was $1.1 million, or $0.02 per share, versus $2.0 million, or $0.04 per share in 2013.

Adjusted EBITDA(2) from the base business and PathLogic in 2014 were $9.8 million and ($628,000), respectively. Consolidated Adjusted EBITDA improved to $9.2 million in 2014 from $8.5 million in 2013. Cash flow from operations was $9.5 million in 2014, an increase of 324% from 2013.

Douglas M. VanOort, the Company’s Chairman and CEO commented, “We are very proud of both our fourth quarter and full year results. Despite a $4.5 million reduction in revenue from the NCCI FISH edits in 2014, we still achieved excellent revenue growth as a result of continued strong gains in market share. In addition, we increased gross margins in our base business and improved Adjusted EBITDA to a record level. We are particularly pleased with the robust growth in cash flow from operations as we reduced our DSO’s by over 18 days from year-end 2013.”

Mr. VanOort continued, “Our brisk pace of innovation continues. During 2014, we launched approximately 48 new molecular and FISH based tests and converted another 23 tests to Next-Generation Sequencing. With over 90 new molecular tests launched over the last three years, we now have one of the broadest clinical, oncology-based molecular-testing menus in the world, and we are increasingly attracting high-profile clients, including academic institutions and pharmaceutical companies. Molecular-testing capabilities are fueling our growth as molecular revenue grew by 63% in 2014.”

Mr. VanOort concluded, “As we enter 2015, we believe we are exceptionally well positioned to commercialize the many scientific breakthroughs occurring in molecular testing. We are making significant progress developing our new NeoLABTM (Liquid Alternative to Biopsy) Prostate Cancer Test, and we expect to make continued investments to develop cutting-edge molecular tests for our physician and pharmaceutical clients. In addition, we are increasingly focused on exploring mergers and acquisitions as a means to increase our scale and diversify our business. We continue to be enthusiastic about the prospects for our business.”

Full-Year 2015 Financial Outlook:

The Company also issued preliminary revenue guidance for fiscal year 2015 today. The Company expects 2015 revenue of $103 - $108 million. This guidance includes an estimated $6 - $8 million reduction in revenue from all payers as a result of billing the new AMA FISH CPT codes that were effective as of January 1, 2015. The Company expects to provide FY 2015 earnings guidance after it is able to more accurately quantify the earnings impacts of the FISH reductions.

The Company reserves the right to adjust this guidance at any time based on the ongoing execution of its business plan. Current and prospective investors are encouraged to perform their own due diligence before buying or selling any of the Company’s securities, and are reminded that the foregoing estimates should not be construed as a guarantee of future performance.

(1)	PathLogic was acquired by NeoGenomics on July 8, 2014, and its results are included in NeoGenomics consolidated results of operation from the period July 8th – December 31, 2014. To facilitate comparison, base NeoGenomics figures exclude the impact from the consolidation of PathLogic.
(2)	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, acquisition related transaction expenses, costs of terminating our credit facility, and non-cash stock-based compensation expenses. See table for a reconciliation to net income.

Conference Call

The Company has scheduled a web-cast and conference call to discuss their Q4 2014 and full year 2014 results on Tuesday February 24, 2015 at 11:00 AM EST. Interested investors should dial (877) 407-0782 (domestic) and (201) 689-8567 (international) at least five minutes prior to the call and ask for Conference ID Number 13599563. A replay of the conference call will be available until 11:59 PM on March 10, 2015 and can be accessed by dialing (877) 660-6853 (domestic) and (201) 612-7415 (international). The playback conference ID Number is 13599563. The web-cast may be accessed under the Investor Relations section of our website at www.neogenomics.com or http://www.investorcalendar.com/IC/CEPage.asp?ID=173559. An archive of the web-cast will be available until 11:59 PM on May 24, 2015.

About NeoGenomics, Inc.

NeoGenomics, Inc. is a high-complexity CLIA–certified clinical laboratory that specializes in cancer genetics diagnostic testing, the fastest growing segment of the laboratory industry. The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, immunohistochemistry, anatomic pathology and molecular genetic testing.

Headquartered in Fort Myers, FL, NeoGenomics has laboratories in Nashville, TN, Irvine, Fresno and West Sacramento CA, Tampa and Fort Myers, FL. NeoGenomics services the needs of pathologists, oncologists, other clinicians and hospitals throughout the United States. For additional information about NeoGenomics, visit http://www.neogenomics.com. Interested parties can also access investor relations material from Hawk Associates at http://www.hawkassociates.com or neogenomics@hawk.com.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company’s periodic filings with the SEC.

For further information, please contact:

NeoGenomics, Inc.	Hawk Associates, Inc.
Steven C. Jones	Ms. Julie Marshall
Director of Investor Relations	(305) 451-1888
(239) 325-2001	neogenomics@hawkassociates.com
sjones@neogenomics.com

NeoGenomics, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	December 31, 2014	December 31, 2013
ASSETS

Cash, cash equivalents	$33,689	$4,834

Accounts Receivable (net of allowance for doubtful accounts of $4,180 and $4,540, respectively)	20,475	18,653

Other Current Assets	4,578	4,004

TOTAL CURRENT ASSETS	58,742	27,491

PROPERTY AND EQUIPMENT (net of accumulated depreciation of $19,822 and $14,478, respectively)	15,082	9,694

INTANGIBLE ASSETS (net of accumulated amortization of $700 and $405, respectively)	4,212	2,577
GOODWILL	2,929	—
OTHER ASSETS	141	154

TOTAL	$81,106	$39,916

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES	$14,623	$14,323

LONG TERM LIABILITIES	6,078	3,882

TOTAL LIABILITIES	20,701	18,205

STOCKHOLDERS’ EQUITY	60,405	21,711

TOTAL	$81,106	$39,916

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	For the Three-Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013

NET REVENUE	$25,000	$18,323	$87,069	$66,467

COST OF REVENUE	13,528	9,160	46,355	34,730

GROSS PROFIT	11,472	9,163	40,714	31,737

OPERATING EXPENSES
General and administrative	6,514	4,823	23,808	17,397
Research and development	414	649	2,689	2,440
Sales and marketing	3,225	2,487	11,999	8,726

Total operating expenses	10,153	7,959	38,496	28,563

INCOME FROM OPERATIONS	1,319	1,204	2,218	3,174

INTEREST AND OTHER INCOME (EXPENSE) - NET	(193)	(241)	(929)	(989)

INCOME BEFORE TAXES	1,126	963	1,289	2,185

INCOME TAXES	79	106	157	152

NET INCOME	$1,047	$857	$1,132	$2,033

NET INCOME PER SHARE
- Basic	$0.02	$0.02	$0.02	$0.04

- Diluted	$0.02	$0.02	$0.02	$0.04

WEIGHTED AVG NUMBER OF SHARES OUTSTANDING
- Basic	60,043	49,021	53,483	48,263

- Diluted	62,732	53,638	56,016	52,775

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	For the Year Ended December 31, 2014	For the Year Ended December 31, 2013

NET CASH PROVIDED BY OPERATING ACTIVITIES	$9,450	$2,227

NET CASH USED IN INVESTING ACTIVITIES	(9,602)	(2,011)

NET CASH PROVIDED BY FINANCING ACTIVITIES	29,007	2,750

NET INCREASE IN CASH AND CASH EQUIVALENTS	28,855	2,966

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	4,834	1,868

CASH AND CASH EQUIVALENTS, END OF PERIOD	$33,689	$4,834

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Interest paid	$981	$945

Income taxes paid	$177	$17

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Equipment leased under capital lease and equipment loans	$5,884	$3,377

NeoGenomics, Inc.

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP EBITDA AND ADJUSTED EBITDA

(Unaudited, in thousands)

	For the Three-Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013

Net income (Per GAAP)	$1,047	$857	$1,132	$2,033

Adjustments to Net Income:
Interest expense (income), net	193	241	985	989
Amortization of intangibles	94	56	295	223
Income tax expense	79	106	157	152
Depreciation	1,407	1,074	5,345	4,189

EBITDA	2,820	2,334	7,914	7,586

Further Adjustments to EBITDA:
Acquisition related transaction expenses	—	—	473	—
Costs of terminating credit facility	—	—	98	—
Non-cash stock-based compensation	(47)	399	691	929

Adjusted EBITDA (non-GAAP)	$2,773	$2,733	$9,176	$8,515

Non – GAAP Adjusted EBITDA Definition

“Adjusted EBITDA” is defined by NeoGenomics as net income from continuing operations before (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense, (iv) acquisition related transaction expenses, (v) costs of terminating our credit facility and (vi) non-cash stock-based compensation and warrant amortization expense. NeoGenomics believes that Adjusted EBITDA provides a more consistent measurement of operating performance and trends across reporting periods by excluding these cash and non-cash items of expense not directly related to ongoing operations from income. Adjusted EBITDA also assists investors in performing analysis that is consistent with financial models developed by research analysts.

Adjusted EBITDA as defined by NeoGenomics is not a measurement under GAAP and may differ from non-GAAP measures used by other companies. There are limitations inherent in non-GAAP financial measures such as Adjusted EBITDA because they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of NeoGenomics recorded costs against its net revenue. Accordingly, investors should consider non-GAAP results together with GAAP results in analyzing NeoGenomics financial performance.

NeoGenomics, Inc.

Supplemental Information on Customer Requisitions Received and Tests Performed

(Unaudited, in thousands, except test and requisition data)

NeoGenomics, Inc., excluding Path Logic (“Base Business”)	For the Three- Months Ended December 31, 2014	For the Three- Months Ended December 31, 2013	% Inc (Dec)	For the Twelve- Months Ended December 31, 2014	For the Twelve- Months Ended December 31, 2013	% Inc (Dec)

Requisitions Rec’d (cases)	30,536	25,215	21.1%	113,087	88,431	27.9%
Number of Tests Performed	48,095	38,987	23.4%	177,279	137,317	29.1%
Avg. # of Tests / Requisition	1.58	1.55	1.9%	1.57	1.55	1.0%

Total Testing Revenue	$22,506	$18,323	22.8%	$82,194	$66,467	23.7%
Avg. Revenue/Requisition	$737	$727	1.4%	$727	$752	(3.3)%
Avg. Revenue/Test	$468	$470	(0.4)%	$464	$484	(4.2)%

Total Cost of Revenue	$11,664	$9,160	27.3%	$42,739	$34,730	23.1%
Avg. Cost/Requisition	$382	$363	5.1%	$378	$393	(3.8)%
Avg. Cost/Test	$243	$235	3.2%	$241	$253	(4.7)%

Path Logic	For the Three- Months Ended December 31, 2014			For the Twelve- Months Ended December 31, 2014 (1)
Requisitions Rec’d (cases)	19,366			38,989

Total Testing Revenue	$2,493			$4,875
Avg. Revenue/Requisition	$129			$125

Total Cost of Revenue	$1,865			$3,617
Avg. Cost/Requisition	$96			$93

(1)	These Path Logic requisition counts, revenue and costs are for the period from our acquisition on July 8, 2014 through December 31, 2014.